Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8/A Nos. 333-113341 and 333-13388 and Form S-8 No. 333-119011) of Bookham, Inc. of our reports dated September 8, 2005, with respect to the consolidated financial statements and schedule of Bookham, Inc., Bookham, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bookham, Inc., included in the Annual Report (Form 10-K) for the year ended July 2, 2005.
Ernst & Young LLP
Reading, England
September 8, 2005